Exhibit 99.2

For Immediate Release

FULL HOUSE RESORTS ANNOUNCES BOARD APOINTMENT

Las Vegas – January 10, 2007 - Full House Resorts, Inc. (AMEX: FLL) today announced that the Board of Directors has approved the appointment of Kathleen M. Caracciolo as an Independent Director of the Company and Chair of the Audit Committee, effective immediately. Ms. Caracciolo replaces Mark Miller as Chair of the Audit Committee due to Mr. Miller’s new position as Senior Vice President and Chief Financial Officer of the Company. Ms. Caracciolo has an extensive background in finance and accounting, currently serving as Vice President of Finance for Atlantic City Coin and Slot Service Company, Inc., which designs, manufactures and distributes electronic gaming devices. Previously, she was Vice President of Finance for the Atlantic City Convention and Visitors Authority, a government agency responsible for enhancing the economy of the region with coordination of the operations of the Atlantic City Convention Center and Boardwalk Hall, famous for years as the home of the Miss America Pageant. Prior to that, Ms. Caracciolo was employed by the Atlantic City Showboat Casino Hotel, rising through the financial ranks to become Vice President of Finance, and has held finance positions with several other Atlantic City casinos.

Ms. Caracciolo is a Certified Public Accountant and has the requisite financial sophistication, based on her certification, training and professional experience, to satisfy the requirements for that status on the Company’s Audit Committee. Ms. Caracciolo also holds gaming licenses or approvals in New Jersey, Mississippi, Louisiana and Oregon.

Andre M. Hilliou, Chief Executive Officer of the Company, welcomes Ms. Caracciolo to the board. Having worked with Ms. Caracciolo in the past, he has appreciated her knowledge and professionalism first hand. “I believe Kathy is a fine choice for our Board whose abilities will make for a seamless transition.”

About Full House Resorts, Inc.

Full House develops and manages gaming facilities. Full House manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware, along with the owner of the adjacent racetrack. Midway Slots and Simulcast has a total of 1,581 gaming devices, a 350-seat buffet, a 50-seat diner, gourmet Steak House and an entertainment lounge. Full House also has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for the development and management of a first-class casino/resort with more than 2,000 gaming devices in the Battle Creek, Michigan area, which is currently in development. In addition, Full House has a Gaming Management Agreement with the Nambé Pueblo of New Mexico for the development of a coordinated entertainment venue centered on a 50,000 square foot casino and with the Northern Cheyenne Nation of Montana for the development and management of a 27,000 square foot gaming facility. Full House has signed an agreement to acquire the Stockman’s

Casino and Holiday Inn Express in Fallon, Nevada. A closing is anticipated in early 2007 subject to regulatory approvals. Stockman’s Casino completed a renovation, which results in a total of almost 8,400 square feet of gaming space with approximately 280 gaming machines, 4 table games and a keno game. The casino has a bar, a fine dining restaurant and a popular coffee shop. The Holiday Inn Express has 98 guest rooms, indoor and outdoor swimming pools, a sauna, fitness club, meeting room and business center. Further information about Full House can be viewed on its web site at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-KSB for the most recently ended fiscal year.

For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in Full House’s forward-looking statements included in this release and otherwise will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by Full House or any other person that Full House’s objectives and plans will be achieved in any specified time frame, if at all. Full House does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.

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For further information, contact:

Andre M. Hilliou, Chief Executive Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com